  EXHIBIT 99.1

Lode-Star Mining Inc.

Reno, Nevada (November 23, 2018) – Lode-Star Mining Inc. (LSMG:OTCQB) ("Lode-Star" or the "Company") announces today that the Company has been issued Water Pollution Control Permit NEV2017109 from the Nevada Department of Environmental Protection (NDEP)regarding its Goldfield Bonanza Mine Project, as at November 20, 2018. This Permit authorizes the construction, operation, and closure of approved mining facilities in Esmeralda County, Nevada. The Permit is effective for 5 years until November 20, 2023 and authorizes the processing of 10,000 tons of ore per year from Lode-Star's underground operations located adjacent to the town of Goldfield, NV.

"We are excited about receiving this permit. It marks the completion of a major milestone that now allows the Company to finalize and implement its "Velocity to Cash Flow" plan and pursue its mine development along with its resource definition and expansion work", said Mark Walmesley CEO of Lode-Star Mining.

Investors are cautioned any decision by Lode-Star to place the Goldfield Bonanza Mine Project into production are not based on a feasibility study or mineral reserves demonstrating economic and technical viability, and as a result there is increased uncertainty and there are multiple technical and economic risks of failure, which are associated with any production decision. These risks, among others, include areas that would be analyzed in more detail in a feasibility study, such as applying economic analyses to resources and reserves, more detailed metallurgy, and a number of specialized studies in areas such as mining and recovery methods, market analysis, and environmental and community impacts.

About Lode-Star Mining Inc.
Lode-Star Mining Inc., traded on the OTC Markets' OTCQB marketplace under the symbol (LSMG:OTCQB), is a U.S. based junior-tier mining company focused on the exploration, development, and production of North American mineral assets.

LSMG is the operator of the Goldfield Bonanza property, acquired under an option for development on December 11, 2014 from Lode-Star Gold, Inc., a private Nevada corporation. Please visit our website at OTC Markets. http://www.lode-starmining.com.

Contacts for Lode-Star Mining Inc.

Mark Walmesley
President
Lode-Star Mining Inc.
phone : (775) 234-5443
e-mail : info@lode-starmining.com
website: www.lode-starmining.com

Forward Looking Statements

This news release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause LSMG's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Forward-looking statements reflect LSMG's current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Except as required by law, LSMG assumes no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.